Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

News Media

Investor Relations

Paul Fitzhenry	Ed Arditte
609-720-4261	609-720-4621
Antonella Franzen
609-720-4665

TYCO INTERNATIONAL ANNOUNCES ACQUISITION OF VUE TECHNOLOGY

TO STRENGTHEN ITS SENSORMATIC® TECHNOLOGY PORTFOLIO

Vue Technology’s In-Store RFID Technology Enhances Inventory Control for Retailers

PEMBROKE, Bermuda – October 07, 2008 — Tyco International Ltd. (NYSE:TYC; BSX:TYC) today announced the acquisition of Vue Technology, Inc., a leading provider of radio frequency identification (RFID) technology, for approximately $43 million in a move to strengthen the technology portfolio offered to retailers through its Sensormatic business.  Privately-held Vue Technology’s item-level RFID technology provides retailers with greater inventory visibility and accuracy by tracking individual items throughout the supply chain from manufacturing facilities to retail locations.

“The acquisition of Vue Technology marks the next phase of Sensormatic’s strategy for providing layered technology at the retail selling floor,” said Scott Clements, Vice President of Sensormatic Solutions.  “The complimentary products, software and services offered by Vue Technology will provide Sensormatic and ADT the most comprehensive solution set to maximize retail store operations.”

“For the past six years, Vue Technology has focused on providing retailers with scalable, reliable and ROI-driven RFID solutions,” said Robert Locke, Chief Executive Officer of Vue Technology.  “By bridging the gap between the sales floor and the stockroom, this transaction will help to accelerate the adoption of RFID technology to more efficiently manage in-store operations and enhance the overall customer shopping experience.”

Sensormatic, part of Tyco International, is the industry leading provider of retail loss prevention solutions.  The Sensormatic solutions portfolio is sold through ADT and Tyco partners around the world.

ABOUT TYCO INTERNATIONAL

Tyco International (NYSE: TYC) is a diversified, global company that provides vital products and services to customers in more than 60 countries. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2007 revenue of more than $18 billion and has 110,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

ABOUT VUE TECHNOLOGY

Privately-held Vue Technology is the leading provider of item-level RFID solutions, offering breakthrough RFID infrastructure components and a powerful software suite that delivers the most scalable, reliable, and ROI-driven RFID solutions on the market. Vue’s TrueVUE™ RFID Platform provides the industry’s only unified RFID infrastructure that allows customers to manage dock doors, portals, mobile devices, smart surfaces and smart shelves to achieve RFID visibility down to the item-level.

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